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                                 AMENDMENT NO. 1

     Amendment No. 1 effective as of October 23, 2000 (the "Amendment") to the Purchase Agreement dated October 23, 2000 (the "Purchase Agreement") among Viacom Inc., CBS Broadcasting Inc., Westinghouse Electric GmbH, Westinghouse CBS Holding Company, Inc. (collectively, the "Sellers"), and Liberty Livewire Corporation and GWNS Acquisition Sub, Inc. (collectively, the "Purchasers").

                                   WITNESSETH

     WHEREAS, Sellers and Purchasers have agreed that the Purchase Agreement be amended in the manner provided for in this Amendment,

     NOW THEREFORE, the parties hereto hereby agree as follows:

     1. DEFINED TERMS. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Purchase Agreement. References in the Purchase Agreement to "the Agreement" or "this Agreement" and other similar references shall be deemed to refer to the Purchase Agreement as amended hereby.

     2. AMENDMENT OF "WEAPH SHARES" DEFINITION. The defined term, "WEAPH Shares", in the Purchase Agreement is hereby amended and restated as follows:

        "WEAPH Shares" means 529,225 ordinary shares, par value S$1.00 per share, of WEAPH, and 6,696,318 redeemable preference shares, par value S$1.00 per share, of WEAPH (collectively, 100% of the issued and outstanding capital stock of WEAPH)."

     3. AMENDMENT OF SECTION 3.10(c). The first sentence of Section 3.10(c) of the Purchase Agreement is amended and restated as follows:

        "The WEAPH Shares consist of 529,225 ordinary shares of WEAPH and 6,696,318 preference shares of WEAPH."

     4. MISCELLANEOUS.

        (a) This Amendment is limited to the matters expressly set forth herein. Except as expressly amended, modified and supplemented hereby, the provisions of the Purchase Agreement are and shall remain in full force and effect.

        (b) This Amendment shall be construed in accordance with and governed by the law of the State of New York.

        (c) This Amendment may be signed in counterparts, each of which shall be an original, but all of which together constitute one and the same agreement.

        (d) This Amendment shall relate back to the date on which the Purchase Agreement was executed.


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        IN WITNESS WHEREOF, the parties have caused this Amendment to be executed this ___ day of February, 2001 by their respective officers thereunto duly authorized.



VIACOM INC.                         CBS BROADCASTING INC.

By:  _____________________          By:  _______________________
Name:  Michael D. Fricklas          Name:  Michael D. Fricklas
Title: Executive Vice President     Title: Executive Vice President



WESTINGHOUSE ELECTRIC GmbH          WESTINGHOUSE CBS HOLDING
                                    COMPANY, INC.

By:  _____________________          By:  ________________________
Name:  Vernon J. Carpenter          Name:  Michael D. Fricklas
Title: Manager                      Title: Executive Vice President



LIBERTY LIVEWIRE CORPORATION        GWNS ACQUISITION SUB, INC.

By:  _______________________        By:  ________________________
Name:  William E. Niles             Name:  William E. Niles
Title: Senior Vice President        Title: Assistant Secretary